UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Univest Corporation of Pennsylvania

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14 North Main Street P.O. Box 64197

Souderton, Pennsylvania 18964

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 15, 2014

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 15, 2014, at 10:45 a.m., in the Univest Building, 14 North Main Street, Souderton, Pennsylvania.

Univest’s Board of Directors recommends a vote:

1.	FOR the election of three Class III Directors each for a three-year term expiring in 2017 and until their successors are elected and qualified.

2.	FOR the election of one Alternate Director for a one-year term expiring in 2015 and until his successor is elected and qualified.

3.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2014.

4.	FOR the advisory vote to approve named executive officer compensation as presented in this Proxy Statement.

Such other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be considered at the annual meeting.

The close of business on February 21, 2014, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

The accompanying Proxy Statement forms a part of this notice.

SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS FOR THE PURPOSE OF VOTING ALL THEIR SHARES OF THE CORPORATION’S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person. If you need directions to attend the annual meeting, you may contact the Secretary of Univest by telephone at 215-721-8397 or by e-mail at TejklK@univest.net.

By Order of the Board of Directors

WILLIAM S. AICHELE, Chairman

KAREN E. TEJKL, Secretary

March 14, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 15, 2014.

This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2013 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the Board) of Univest Corporation of Pennsylvania (the Corporation or Univest), 14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania 18964, for use at the Annual Meeting of Shareholders to be held April 15, 2014, and at any adjournment thereof. Copies of this Proxy Statement and proxies to vote the Common Stock are being sent to the shareholders on or about March 14, 2014. Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted. Some of the officers of the Corporation or employees of Univest Bank and Trust Co. (the Bank) and other subsidiary companies or employees of Broadridge, Inc., the Corporation’s transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation’s voting stock in their names, or in the names of their nominees, for reasonable expense in forwarding proxy cards and proxy statements to beneficial owners of such stock.

The person named in the proxy will vote in accordance with the instructions of the shareholder executing the proxy, or in the absence of any such instruction, for or against on each matter in accordance with the recommendations of the Board set forth in the proxy.

Univest’s Board of Directors recommends a vote:

1.	FOR the election of three Class III Directors each for a three-year term expiring in 2017 and until their successors are elected and qualified.

2.	FOR the election of one Alternate Director for a one-year term expiring in 2015 and until his successor is elected and qualified.

3.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2014.

4.	FOR the advisory vote to approve named executive officer compensation as presented in this Proxy Statement.

The Board has fixed the close of business on February 21, 2014, as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 21, 2014, there were 16,243,292 outstanding shares of Common Stock entitled to be voted at the Annual Meeting.

Holders of record of the Corporation’s Common Stock on February 21, 2014 will be entitled to one vote per share on all business of the meeting. The nominees for election as Class III Directors who receive the highest number of votes cast, in person or by proxy, at the meeting will be elected as Class III Directors. The nominee for election as Alternate Director who receives the highest number of votes cast, in person or by proxy, at the meeting will be elected as Alternate Director. Shareholders cannot cumulate votes for the election of Directors. The other matters of business listed in this proxy will be decided by the affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors and the advisory vote regarding executive compensation.

As of February 21, 2014, Univest Bank and Trust Co. held 976,538 shares or 6.0% of the Corporation’s outstanding Common Stock in various trust accounts in a fiduciary capacity in its Trust Department. No one trust account has 5% or more of the Corporation’s Common Stock.

A copy of the Annual Report to Shareholders, including financial statements for the year ended December 31, 2013, was mailed on March 14, 2014 to each shareholder of record as of February 21, 2014. The Annual Report is not a part of the proxy soliciting material.

ELECTION OF DIRECTORS AND ALTERNATE DIRECTORS

The person named in the accompanying proxy intends to vote to elect as Directors the nominees listed below in each case, unless authority to vote for Directors is withheld in the proxy. The Bylaws authorize the Board to fix the number of Directors to be elected from time-to-time. By proper motion, it has established the number at three Class III Directors each to be elected for a three-year term expiring in 2017 and one Alternate Director to be elected for a one-year term expiring in 2015.

The Nominating Committee has recommended the slate of nominees listed below for election as Class III and the Alternate Director. Management has been informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to serve, the persons named in the proxy will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of directors in accordance with the Corporation’s Bylaws.

The following information, as of February 21, 2014, is provided with respect to the nominees for election to the Board.

Class III (each to be elected for a three-year term expiring at the 2017 Annual Meeting of Shareholders):*

Name	Age	Business Experience	Director Since**

Douglas C. Clemens	57	President, Clemens Food Group	2009
R. Lee Delp	67	Principal, R. L. Delp & Company (Business Consulting)	1994
P. Gregory Shelly	68	President, Shellys US LBM LLC (Building Materials)	1985

Alternate Director (to be elected for a one-year term expiring at the 2015 Annual Meeting of Shareholders):*

Name	Age	Business Experience	Alternate Director Since**

K. Leon Moyer	64	Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank	2005

The following Directors are not subject to election now as they were elected in prior years for terms expiring in future years.

Name	Age	Business Experience	Director Since**

Class I Director (each continuing for a three-year term expiring at the 2015 Annual Meeting of Shareholders):

William S. Aichele	63	Chairman of the Corporation and Chairman of the Bank	1990
H. Paul Lewis	70	Retired Executive Vice President of the Bank; Vice President/Sales Agent, Bucks County Commercial Realty, Inc.	2008
Thomas Scannapieco	64	President and CEO of Scannapieco Development Corporation (Real Estate Holding, Management & Development)	2013
Mark A. Schlosser	49	Secretary/Treasurer, Schlosser Steel, Inc.	2005

Name	Age	Business Experience	Director Since**

Class II Directors (each continuing for a three-year term expiring at the 2016 Annual Meeting of Shareholders):

William G. Morral, CPA	67	Financial Consultant; Former CFO, Moyer Packing Company	2002
Jeffrey M. Schweitzer	40	President and Chief Executive Officer of the Corporation; (Has been employed by the Corporation since 2007, most recently as President and Chief Operating Officer prior to this position)	2013
Margaret K. Zook	68	Director of Church and Community Relations, Living Branches Retirement Communities (Retirement Community); Board Chair, The Penn Foundation	1999

*	All nominees are now directors or alternate directors respectively.
**	Dates indicate initial year as a director or alternate director of the Corporation or the Bank.

The following information, as of February 21, 2014, is provided with respect to the Named Executive Officers of the Corporation not serving as a Director or Alternate Director of the Board.

Name	Age	Current Primary Positions	Current Position Since

Duane J. Brobst	61	Executive Vice President and Chief Risk Officer of the Corporation and the Bank (Has been employed by the Corporation since 1992, most recently as Chief Credit Officer, prior to this position)	2008
Kenneth D. Hochstetler	52	Senior Executive Vice President of the Corporation and President of Wealth Management of the Bank (Has been employed by the Corporation since 1991, most recently as President of Univest Insurance and President of Univest Investments, prior to this position)	2004
Michael S. Keim	46	Executive Vice President and Chief Financial Officer of the Corporation and the Bank (Has been employed by the Corporation since 2008, most recently as Senior Vice President, Mortgage Banking, prior to this position)	2013

Beneficial Ownership of Directors and Officers

Set forth below is certain information concerning the beneficial ownership of our Common Stock by each director, each nominee for director, each named executive officer, and all directors and executive officers as a group as of February 21, 2014, the record date. As of February 21, 2014, there were no persons who were the owner of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation’s Common Stock.

Name	Number of Shares*	Percent
William S. Aichele (1)	220,021	1.35%
Douglas C. Clemens	12,757	**
R. Lee Delp	13,107	**
H. Paul Lewis	9,608	**
William G. Morral (2)	33,289	**
K. Leon Moyer (3)	125,376	**
Thomas Scannapieco	28,480	**
Mark A. Schlosser (4)	24,276	**
Jeffrey M. Schweitzer (5)	42,818	**
P. Gregory Shelly (6)	137,986	**
Margaret K. Zook	3,337	**
Duane J. Brobst (7)	39,023	**
Kenneth D. Hochstetler (8)	67,236	**
Michael S. Keim (9)	15,234	**

All Directors and Executive Officers as a Group (14 persons)	772,548	4.76%

*	The shares “Beneficially owned” may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. No securities are pledged as collateral or security. The table includes shares and options to purchase shares that will vest within 60 days of February 21, 2014.
**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 14,431 shares in the Univest Deferred Salary Savings Plan in which Mr. Aichele has a pecuniary interest. He disclaims beneficial ownership of these shares. Also included are 51,000 shares which may be acquired by the exercise of vested stock options.
(2)	Includes 3,545 shares owned by members of Mr. Morral’s family and 1,768 shares over which he shares voting and/or investment power. He disclaims beneficial ownership of these shares.
(3)	Includes 6,973 shares owned by members of Mr. Moyer’s family. He disclaims beneficial ownership of these shares. Also included are 32,445 shares which may be acquired by the exercise of vested stock options.
(4)	Includes 22,433 shares over which Mr. Schlosser shares voting and/or investment power and 843 shares owned by a member of his family. He disclaims beneficial ownership of these shares.
(5)	Includes 10,500 shares which may be acquired by the exercise of vested stock options.
(6)	Includes 43,869 shares owned by members of Mr. Shelly’s family. He disclaims beneficial ownership of these shares.
(7)	Includes 11,000 shares which may be acquired by the exercise of vested stock options.
(8)	Includes 18,500 shares which may be acquired by the exercise of vested stock options.
(9)	Includes 3,000 shares which may be acquired by the exercise of vested stock options

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Securities Exchange Act of 1934 requires the Corporation’s Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Corporation. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16 (a) forms they file.

To the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2013, all Section 16 (a) reports by its Officers, Directors and greater than ten percent beneficial owners were timely filed, except that five reports on Form 4 by Thomas Scannapieco for the purchases of a total 17,480 shares of Common Stock in five transactions on dates from March 12, 2013 through April 10, 2013 were inadvertently filed late.

The Board, the Board’s Committees and Their Functions

The Corporation’s Board met ten (10) times during 2013. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. All Directors are encouraged to attend the annual meeting of shareholders. In 2013, all Directors were present at the annual shareholders’ meeting. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board member or committee chair, please mail your correspondence to:

Univest Corporation

Attention (Board Member’s name)

Office of the Corporate Secretary

14 N. Main Street

P.O. Box 64197

Souderton, PA 18964

Our Board of Directors determined that all directors, with the exception of Mr. Aichele and Mr. Schweitzer, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining with the Bank a deposit, savings or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.

Effective December 31, 2013, Mr. Aichele retired as CEO of the Corporation. Mr. Aichele will continue serving as Chairman of the Corporation and Chairman of the Bank. For more information, see “Related-Party Transactions.”

There are no family relationships among our directors or executive officers.

Board of Director Committees for the Fiscal Year Ended December 31, 2013

Board Member	Audit	Compensation	Nominating and Governance
William S. Aichele	—	—	—
Douglas C. Clemens	X	—	—
R. Lee Delp	—	Chairman	Chairman
H. Paul Lewis	X	—	X
William G. Morral	Chairman	X	—
Thomas Scannapieco	—	—	—
Mark A. Schlosser	—	X	X
Jeffrey M. Schweitzer	—	—	—
P. Gregory Shelly	X	X	X
Margaret K. Zook	—	—	—

Audit Committee

The Audit Committee’s responsibilities include: annual review of and recommendation to the Board for the selection of the Corporation’s independent registered public accounting firm, review with the internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and independent registered public accounting firm the effectiveness of accounting and financial controls, and interim and annual financial reports. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

As of January 1, 2011, William G. Morral was named Chairman of the Audit Committee. The Board has determined that Mr. Morral meets the requirements adopted by the SEC and the NASDAQ Stock Market for qualification as an audit committee financial expert. Mr. Morral has served as a member of the Board since 2002. Mr. Morral is a certified public accountant and has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral’s past employment experience as Senior Vice President and Chief Financial Officer of Moyer Packing Company for sixteen years included active supervision of finance, accounting, audit, credit, information technology, payables and payroll, providing him with a high level of financial sophistication and a comprehensive knowledge of internal controls and audit committee functions. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the Audit Committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

The Board re-approved the Audit Committee Charter in January 2014. At the January 2014 meeting of the Audit Committee, the Committee re-approved the Audit and Non-Audit Services Pre-Approval Policy. Copies of these documents may be found on the Corporation’s Web Site: www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (Committee) met five (5) times during 2013. The Committee has reviewed and discussed the audited consolidated financial statements of the Corporation for the year ended December 31, 2013 with the Corporation’s management. The Committee has discussed with KPMG LLP (KPMG), the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2013, the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees (as modified or supplemented.)

The Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the audit committee concerning independence, and the Committee has discussed the independence of KPMG with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Univest Audit Committee:

William G. Morral, Chairman

Douglas C. Clemens

H. Paul Lewis

P. Gregory Shelly

Ratification of the Appointment of Independent Registered Public Accounting Firm

The audit committee of our board has appointed KPMG LLP as our independent registered public accounting firm for 2014. KPMG LLP was first engaged as our independent registered public accounting firm in 2004 and has audited our financial statements for 2013.

Although shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the audit committee at its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and our shareholders. If our shareholders do not ratify the appointment, the audit committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG, as independent registered public accounting firm for the current fiscal year, is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation’s annual financial statements and internal controls over financial reporting, and fees billed for other services rendered by KPMG:

	2013	2012(3)
Audit Fees: Annual Report and Quarterly Reviews	$636,662	$664,041
Audit Related Fees (1)	169,182	153,000
Tax Fees (2)	115,392	100,608

Total Fees	$921,236	$917,649

(1)	Includes audit of benefit plans, broker-dealer FOCUS report audit, HUD report audit and student loan agreed upon procedures; 100% of these fees were approved pursuant to the Audit Committee’s pre-approval policy and procedures.
(2)	Includes preparation of federal and state tax returns and tax compliance issues; 100% of these fees were approved pursuant to the Audit Committee’s pre-approval policy and procedures.
(3)	Prior period information has been revised to include fees billed and paid for the 2012 audit after the preparation of the 2013 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation’s business operations. To further that objective, the Corporation’s executive compensation program is designed to:

•	Attract and retain employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement: “To be the best integrated financial solutions provider in the market.” These key statements are critical in keeping us focused on our short-term and long-term goals for the success of the Corporation.

•	Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the executive with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we will align the interests of management with those of our shareholders.

•	Support the Corporation’s management development and succession plans.

•	Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•	Require executives to acquire substantial levels of ownership of the Corporation’s stock in order to better align the executives’ interests with those of the shareholders’ through a variety of plans.

•	Ensure, to the extent possible, that compensation has been and will continue to be tax deductible.

Executive Compensation provides for laddered payouts based on actual results compared to Target and by Officer Category as detailed in the table below. Category 1 is the CEO of the Corporation, Category 2 is the CEO of the Bank and the President and Chief Operating Officer of the Corporation, Category 3 is the Senior Executive Vice President of the Corporation and Category 4 is any Executive Vice President of the Corporation or Bank.

An executive’s total incentive compensation is composed of three primary components: base salary, annual incentive compensation, and long-term incentive compensation. Each component is based on individual and group performance factors, which are measured objectively and subjectively by the Compensation Committee. Although there are no formal guidelines with respect to the amount of each named executive officer’s compensation that is in the form of base salary, annual incentive compensation and long-term incentive compensation, in general the compensation program results in the approximate following payouts:

	Base Salary	Annual Incentive Compensation	Long-Term Incentive Compensation	Total Compensation
Category 1	50.0%	25.0%	25.0%	100.0%
Category 2	50.0%	20.0%	30.0%	100.0%
Category 3	50.0%	20.0%	30.0%	100.0%
Category 4	65.0%	15.0%	20.0%	100.0%

As a result of the annual incentive paid for 2013 being above target, the actual payout of total compensation to the named executive officers for 2013, consisting of base salary, annual incentive compensation and long-term incentive stock option and restricted stock grants, differed only slightly from the table above and was as follows:

	Base Salary	Annual Incentive Compensation	Long-Term Incentive Compensation	Total Compensation
Category 1	48.0%	24.7%	27.3%	100.0%
Category 2	50.7% - 53.2%	20.9% - 22.0%	24.8% - 28.4%	100.0%
Category 3	53.4%	21.3%	25.3%	100.0%
Category 4	66.0% - 68.4%	17.0% - 17.7%	13.9% - 17.0%	100.0%

Payouts under the Annual Incentive Compensation plan are generally made in cash, although they may be made in stock, and long-term incentive compensation awards are normally in the form of restricted stock and/or stock options.

BASE SALARY COMPENSATION

The Compensation Committee’s approach is to offer competitive salaries in comparison with market practices. The Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor markets as the pool of executives who are currently employed in similar positions in companies with similar asset size, with special emphasis placed on salaries paid by companies that constitute the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

The Compensation Committee makes salary decisions in a structured annual review. The Compensation Committee considers decision-making responsibilities, experience, work performance and achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the committee has enlisted the assistance of an independent compensation consultant. Base salaries are determined by considering the experience and responsibilities of the individual executive officer with a target of paying at the median (50%) level of our peer group adjusted for overall performance of the individual executive. Base salaries are adjusted annually and are in effect for the period January 1 through December 31.

During 2013, the Corporation engaged Mosteller & Associates to accumulate comparative data on the Corporation’s peer group which the Compensation Committee utilized in adjusting the base salary of its executive group. The Corporation’s peer group, eighteen (18) institutions of similar asset size and regional location, consists of: Beneficial Mutual Bancorp, Inc.; Independent Bank Corp.; S&T Bancorp, Inc.; WSFS Financial Corporation; Sandy Spring Bancorp, Inc.; Tompkins Financial Corporation; Washington Trust Bancorp, Inc.; Lakeland Bancorp, Inc.; Metro Bancorp, Inc.; First Defiance Financial Corp.; OceanFirst Financial Corp.; Peoples Bancorp, Inc.; ESB Financial Corporation; Arrow Financial Corp.; First United Corporation; Alliance Financial Corp.; Eagle Bancorp, Inc.; Bryn Mawr Bank Corporation; and Financial Institutions, Inc.

In November 2013, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer to determine increases in base salary compensation for 2014. The Committee also met in executive session without the Chief Executive Officer designee (Mr. Schweitzer) to discuss his base salary for 2014. Increases in base salary compensation for 2014 were based on individual performance and the selected peer group compensation review along with market analysis, which provides a broader view of compensation practices than the more limited peer group represented by the proxy study performed by the Corporation’s independent compensation consultants.

Below outlines the increases in base salary compensation for 2014 approved by the Compensation Committee:

Executive	2014 Base Salary		2013 Base Salary	% Increase
William S. Aichele	$	N/A	$475,000	N/A
Jeffrey M. Schweitzer		450,000	320,000	40.63%
K. Leon Moyer		335,000	325,000	3.08%
Kenneth D. Hochstetler		268,000	259,000	3.47%
Michael S. Keim		270,000	240,000	12.50%
Duane J. Brobst		200,000	189,000	5.82%

Effective December 31, 2013, Mr. Aichele retired as CEO of the Corporation. Mr. Aichele will continue serving as Chairman of the Corporation and Chairman of the Bank. Effective January 1, 2014, Mr. Schweitzer was promoted to CEO of the Corporation.

Compensation for group life insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

ANNUAL INCENTIVES

Univest established a non-equity annual incentive plan to reward executive officers for achieving annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program consists primarily of cash bonuses paid for: 1) individual performance to reinforce the critical focus of our executive officers on certain annual objectives that have significant impact on our long-term performance strategy; and 2) meeting annual Corporation performance goals (annual net income, efficiency ratio, return on average assets, return on average equity or other annual performance targets as set by the Compensation Committee). An executive may receive up to 50% of their annual incentive bonus in shares of the Corporation’s stock which the Corporation will match with a restricted stock grant. The restricted stock grant will vest ratably over a five-year period. The purpose of this deferral option is to further align the executive’s interests with those of the shareholders, promote retention and keep the executive focused on the long-term viability, performance and stability of the Corporation.

For the year-ended December 31, 2013, based on the projected performance goals, the Threshold was set at a 40% payout, the Target was established at a 100% payout and Optimum was established at a 150% payout; if the projected performance goals are less than the established threshold amounts, there is no payout. For example, if the incentive reward is established at 50% of the executive’s annual base salary: the Threshold payout would be 40% of that incentive or 20%; the Target payout would be 100% of that incentive or 50%; and the Optimum payout would be 150% of that incentive or 75%. Understanding that actual results will not equal the Target, Threshold or Optimum goals exactly, the payout under the Annual Incentive Compensation plan will be interpolated based on actual results compared to Threshold, Target and Optimum. Performance above Optimum will be interpolated using one-half the rate of increase used for Target to Optimum.

The Annual Incentive Compensation plan provides for laddered payouts based on actual results compared to Target and by Officer Category as detailed in the table below:

	Threshold	Target	Optimum
Category 1	20.0%	50.0%	75.0%
Category 2	16.0%	40.0%	60.0%
Category 3	14.0%	35.0%	52.5%
Category 4	10.0%	25.0%	37.5%

Note: Above percentages are a percent of base salary.

The payout under the Annual Incentive Compensation plan will occur during February of each year for which a payout is made. The payout for all named executives except Mr. Hochstetler is based 25% on the performance of the individual and their contribution to the Corporation in the particular year and 75% on the achievement of Corporation performance targets for the year. Each individual performance metric will have a None, Threshold, Target and Optimum component. Mr. Hochstetler’s Annual Incentive Compensation plan is based 50% on the achievement of the Corporation’s performance targets for the year (equally weighted) and 50% based on achievement of revenue and pre-tax income goals for the Corporation’s Wealth Management business (equally weighted). Similar to the Corporation’s financial targets, the Wealth Management goals have a Threshold, Target and Optimum component

The Corporate performance metrics measured in 2013 each had a 25% weighting and were comprised as follows (in 2014, the return on average equity was removed with the remaining items each having a 33.3% weighting):

•	Net Income

•	Return on average assets

•	Return on average equity

•	Efficiency ratio

Recognizing that unforeseen events in the economy could have an impact on yearly performance of the Corporation, but still result in the Corporation, through focused and disciplined management, exceeding the performance of its Select Peer Group, as determined by the Board of Directors, which consists of all publicly traded Mid-Atlantic (defined as Pennsylvania, New York, New Jersey, Delaware, Maryland and the District of Columbia) banks, thrifts and savings institutions between $1 billion and $5 billion in total assets, the Annual Incentive Compensation Plan also has a Peer Performance Lever. The Compensation Committee has the discretion to pay out at the Threshold level, even if the Corporation’s performance does not meet Threshold levels, if the Corporation’s performance exceeds 50% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended. Additionally, the Compensation Committee has the discretion to pay out at the Target level, even if the Corporation’s performance does not meet Target levels, if the Corporation’s performance exceeds 80% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended. Finally, the Compensation Committee has the discretion to not pay out the Annual Incentive Compensation if the Corporation’s performance does not exceed 40% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended.

The Corporation’s financial targets set by the Compensation Committee for 2013 for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Threshold	Target (Plan)	Optimum
Net Income (000’s)	$16,920	$21,150	$25,380
Return on Average Assets	0.76%	0.95%	1.14%
Return on Average Equity	5.92%	7.40%	8.88%
Efficiency Ratio	67.70%	65.20%	62.70%

In January 2014, the Compensation Committee reviewed the Corporation’s performance compared to the targets established for 2013. Univest recorded net income of $21.2 million, which was between the target and optimum levels; return on average assets of 0.95%, which was at the target level; return on average equity of 7.53%, which was between the target and optimum levels; and an efficiency ratio of 64.59%, which was between the target and optimum levels. Wealth Management’s performance for revenue and pre-tax income both came in between the target and optimum levels. As a result, an aggregate cash bonus was paid to the named executive officers of the Corporation for 2013 at 104.62% of the targeted payout level.

LONG-TERM INCENTIVES

Stock-Based Compensation

The long-term incentive program consists primarily of stock options and restricted stock grants, which are granted based on the Corporation’s performance compared to its selected peers with respect to certain financial measures. The purpose of the program is to align management’s interests with those of our shareholders, promote employee retention and also to ensure management’s focus on the long-term stability and performance of the Corporation. The Corporation’s target is to pay out incentive compensation, both short-term and long-term, at the median (50%) level of our peer group.

At the Annual Meeting in 2003, the shareholders approved the Univest 2003 Long-Term Incentive Plan; at the Annual Meeting in 2008, the shareholders approved the Amended and Restated Univest 2003 Long-term Incentive Plan. The 2003 Long-Term Incentive Plan expired in April 2013. At the Annual Meeting in 2013, the shareholders approved the Univest 2013 Long-Term Incentive Plan. The purpose of the plan is to enable employees and non-employee directors of the Corporation to: (i) own shares of stock in the Corporation, (ii) participate in the shareholder value which has been created, (iii) have a mutuality of interest with other shareholders and (iv) enable the Corporation to attract, retain and motivate key employees of particular merit. Participation in the 2013 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, stock appreciation rights, restricted stock, and/or long-term performance awards to participants. With respect to these grants, 2,000,000 shares were set aside for these long-term incentives. At the time of an award grant, the Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.).

Upon a change in control: any stock appreciation rights outstanding for at least six months and any stock options awarded which have been held for at least six months shall become fully vested and exercisable; restrictions applicable to any restricted stock award shall lapse and such shares shall be deemed fully vested; the value of all outstanding stock options, stock appreciation rights and restricted stock awards shall be cashed out on the basis of their fair market value; and any outstanding long-term performance awards shall be vested and paid out based on the prorated target results for the performance periods in question.

Long-term incentive compensation consists of a combination of stock options and performance-based restricted stock. The granting of options is anticipated to occur annually, at the discretion of the Compensation Committee, on January 31 and is not contingent on the achievement of annual targets described under Annual Incentive Compensation. The number of options to be granted each year will be determined by the Compensation Committee.

On January 31, 2014, the Compensation Committee approved the granting of stock options to the following named executives:

Executive	Stock Options Granted
Jeffrey M. Schweitzer	9,000 shares
K. Leon Moyer	7,000 shares
Kenneth D. Hochstetler	4,500 shares
Michael S. Keim	2,000 shares
Duane J. Brobst	2,000 shares

Performance-based restricted stock grants are anticipated to be granted each year on January 31 based on the Top Quintile performance as detailed in the chart below. The performance-based restricted stock will vest on February 15th after three years of performance (i.e. restricted stock granted on January 31, 2014 will vest on February 15, 2017) based on the Corporation’s performance compared to its Select Peer Group with respect to three-year average Return on Average Assets.

	Top Quintile 80% -100%	2nd Quintile 60% - 80%	3rd Quintile 40% - 60%
Category 1	7,500	5,000	2,500
Category 2	5,625	3,750	1,875
Category 3	3,750	2,500	1,250
Category 4	2,250	1,500	750

On January 31, 2014, the Compensation Committee approved the granting of performance-based restricted stock to the following named executives:

Executive	Shares of Restricted Stock Granted
Jeffrey M. Schweitzer	7,500 shares
K. Leon Moyer	5,625 shares
Kenneth D. Hochstetler	3,750 shares
Michael S. Keim	2,250 shares
Duane J. Brobst	2,250 shares

Post-Retirement Plans

Univest provides a qualified pension plan to all employees hired prior to December 7, 2009, and non-qualified pension plans for certain executive officers. The Defined Benefit Pension Plan (DBPP) is a nondiscriminatory retirement plan which qualifies under the Internal Revenue Code. The DBPP is a noncontributory defined benefit retirement plan covering substantially all employees of the Corporation and its wholly owned subsidiaries. To be eligible for the DBPP, employees must complete one year of service (defined as working more than 1,000 hours) and attain age 21. The DBPP is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The DBPP is administered by a Pension Committee appointed by the Board of Directors of the Corporation. The Pension Committee has appointed Univest Bank and Trust Co., a wholly owned subsidiary of the Corporation, as trustee of the DBPP. Employer contributions are based on amounts required to be funded under the provisions of ERISA. No contributions are required or permitted by the participants. Entrance into the DBPP was frozen to new entrants as of December 7, 2009.

On June 24, 2009, the Compensation Committee of the Board of Directors of the Corporation resolved that effective December 31, 2009, the benefits under the DBPP, in its current form, would be frozen and the current plan would be amended and converted to a cash balance plan under which employees would continue to receive future benefits in accordance with the provisions of the cash balance plan.

The normal retirement date is the first day of the month in which the participant’s 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued as 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.

Benefits under the cash balance plan will be credited to the employees’ account based on the following formula:

Years of Service	Annual Benefit Credited
0 – 10	3% of salary
11– 20	5% of salary
21 +	7% of salary

Additionally, annually the employees’ accounts will be credited with a guaranteed return of the ten year Treasury note rate plus 1% not to exceed the 30 year Treasury note rate. To not penalize long-term employees of the Corporation, for employees over the age of 55 with over 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the DBBP or the new cash benefit account.

Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to the participant’s normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. Prior to the cash balance plan conversion, the early retirement benefit is based on credited service and average earnings at the early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. Benefits are reduced from that retirement date by 1/15th per year for the first five years and 1/30th per year thereafter to age 55.

Participants are not vested in the benefits accrued up to December 31, 2009 until they have completed five years of service, at which time they become fully vested in the benefits accrued up to December 31, 2009 in the DBPP. Participants are not vested in the benefits accrued after December 31, 2009, under the cash balance portion of the plan, until they have completed three years of service, at which time they become fully vested in the benefits accrued under the cash balance portion of the plan.

A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.

While the Corporation has not expressed any intent to do so, the DBPP/cash balance plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the DBPP/cash balance plan, the DBPP/cash balance plan provides that the net assets of the plan shall be allocated among the participants in the order provided for in ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the DBPP/cash balance plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (PBGC) up to specified limitations.

Should the DBPP/cash balance plan terminate at some future time, its assets generally will not be available on a pro rata basis to provide participants’ benefits. Whether a particular participant’s accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.

The non-qualified plans include a Supplemental Retirement Plan and a Supplemental Non-Qualified Pension Plan inclusive of a Medical Reimbursement Plan and Split-Dollar Life Insurance. These non-qualified plans generally provide an additional retirement benefit paid to the employee beginning at age 65 for a term between 10 and 15 years, plus death benefits. An employee, upon attaining the age of 60, may elect early retirement and be entitled to receive this benefit based upon the employee’s accrual balance as of the early retirement date.

The Supplemental Retirement Plan (SERP) was established in 1994 for employees whose date of hire was prior to January 1, 1994, were a current participant in the qualified pension plan for at least five years and whose benefit under the qualified pension plan was affected by the changes made to the Internal Revenue Code Section 401(a)(17) as enacted in the Omnibus Budget Reconciliation Act of 1993. The SERP establishes a payment to the participant that equates to the difference between: the payment amount of the qualified plan retirement benefit to which the participant would have been entitled under the qualified plan if such benefit were computed subject to Code Section 401(a)(17) as in effect prior to the effective date of the Omnibus Budget Reconciliation Act of 1993; and the amount of the qualified plan retirement benefit actually payable to the participant. Under a change in control, no termination of the SERP shall directly or indirectly deprive any current or former participant or surviving spouse of all or any portion of the SERP benefit which has commenced prior to the effective date of such change in control.

The Supplemental Non-Qualified Pension Plan (SNQPP) was established in 1981 for employees who have served for several years, with ability and distinction, in one of the primary policy-making senior level positions at Univest, with the understanding that the future growth and continued success of Univest’s business may well reflect the continued services to be rendered by these employees and Univest’s desire to be reasonably assured that these employees will continue to serve and realizing that if these employees would enter into competition with Univest, it would suffer severe financial loss. The SNQPP was established prior to the existence of a 401K Deferred Savings Plan, the Employee Stock Purchase Plan and the Long-Term Incentive Plans and therefore is not actively offered to new participants. At the age of 65 years, covered employees will receive annual payments equivalent to fifty percent of their annual salary at their retirement date, adjusted annually thereafter by a percentage of the change in the Consumer Price Index (CPI). Between the ages of 60 and 65, covered employees may choose early retirement and receive payments under the SNQPP based on the employee’s accrual balance, adjusted annually thereafter by a percentage of the change in the CPI. The benefit period is a maximum of fifteen years. Benefits will continue to be paid to the employee’s beneficiary upon the employee’s death for the remainder of the benefit period. Payments under the SNQPP are capped each year and adjusted annually by a percentage of the change in the CPI. In 2013 the maximum benefit payable was $117,043. Upon a change in control, the covered employee is entitled to a lump sum benefit equal to the present value of the employee’s accrued balance using the ten-year Treasury yield. Upon a change in control where Univest is not the surviving company, the SNQPP is not automatically terminated and the obligations under the SNQPP become the obligations of the surviving company. The SNQPP contains a non-compete clause under which payments will be forfeited by those covered retirees and employees who compete with Univest.

The SNQPP also includes a Medical Reimbursement Plan providing covered employees, who maintain a medical insurance policy during retirement, reimbursements for uncovered medical expenses up to $5,000 per annum during the benefit period.

During 2000, Univest purchased Bank Owned Life Insurance (BOLI) to offset the funding needs of future obligations under these non-qualified pension plans. The SNQPP includes a Split-Dollar Agreement which provides the covered employee’s beneficiary a fixed dollar amount of the death proceeds under the BOLI. The fixed dollar amounts payable range between $200,000 and $250,000.

Income tax regulations require the inclusion of nonqualified deferred compensation benefits as wages for Social Security and Medicare tax purposes. The non-qualified plan benefits and vesting provisions are reviewed annually, the covered employees’ Social Security and Medicare wages reflect includable nonqualified deferred compensation, and appropriate taxes are withheld.

On an optional basis, all officers and employees who have attained the age of 18 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (DSSP). In the year 2013, participants could defer up to a maximum of $17,500 if under age 50 and $23,000 if at least age 50 by December 31. After employees complete 6 months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant’s salary. All contributions are invested via a trust. The Corporation’s matching contributions for 2013, 2012 and 2011, amounted to $763,601, $666,521and $638,723, respectively. The matching contributions are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Benefit payments normally are made in connection with a participant’s retirement. The DSSP permits early withdrawal of the money under certain circumstances. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

OTHER PERQUISITES

Certain named executive officers receive expense allowances, a car allowance and/or country club membership dues. These perquisites are determined by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain named executive officers with personal tax preparation services; these services are provided by a Certified Public Accounting firm other than Univest’s Independent Registered Public Accounting Firm, KPMG LLP.

FUTURE COMPENSATION DETERMINATION

The Committee will continue to reassess Univest’s executive compensation program in order to ensure that it promotes the long-term objectives of Univest, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts and retains top-level executives who will manage strategically in 2014 and beyond.

TAX CONSIDERATIONS

Internal Revenue Code Section 162(m) imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. The Corporation and the Compensation Committee have carefully considered the impact of these tax laws and have taken certain actions intended to preserve the Corporation’s tax deduction with respect to any affected compensation.

CONCLUSION

Through the programs described above, a significant portion of the Corporation’s executive compensation is linked directly to individual and corporate performance and growth in shareholder value. The Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

The Summary Compensation Table, which is shown on Page 17 and is mandated by SEC rules, contains a mix of earned and target pay, and several items that are driven by accounting and actuarial assumptions. Earned amounts shown under stock and option awards are determined at grant date fair values which may be worth more, less, or even nothing when vested or paid. Therefore, the Corporation is including the following table which sets forth for the fiscal years ending December 31, 2013, 2012 and 2011, the compensation which the Corporation and its subsidiaries’ principal executive officer, principal financial officer and three other named executive officers realized. These realized amounts equate to the amount reported as Gross Pay on the named executive officer’s Form W-2 less the portion of nonqualified deferred compensation benefits, which under income tax regulations are required to be included as wages for Social Security and Medicare tax purposes only. This table is not intended to be a substitute for the Summary Compensation Table shown below and should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy Statement.

REALIZED COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (b)	Non-Equity Incentive Plan Compensation (c)	All Other Compensation (d)	Total
William S. Aichele, Chairman and CEO of the Corporation and Chairman of the Bank	2013 2012 2011	$475,000 475,000 460,000	$-0- -0- -0-	$155,412 153,762 64,664	$-0- -0- -0-	$191,996 320,285 184,135	$54,348 65,401 23,216	$876,756 1,014,448 732,015

K. Leon Moyer, Vice Chairman of the Corporation and President and CEO of the Bank	2013 2012 2011	325,000 310,000 300,000	-0- -0- -0-	85,170 93,943 28,195	-0- -0- -0-	100,242 167,105 95,914	31,273 40,415 12,403	541,685 611,463 436,512

Jeffrey M. Schweitzer, CPA, President and COO of the Corporation and Senior Executive Vice President of the Bank	2013 2012 2011	320,000 275,000 245,000	-0- -0- -0-	30,025 36,734 13,710	-0- -0- -0-	77,809 119,411 45,011	23,652 12,257 6,150	451,486 452,402 309,871

Kenneth D. Hochstetler, Senior Executive Vice President of the Corporation; and President of Wealth Management of the Bank	2013 2012 2011	259,000 249,000 229,000	-0- -0- -0-	48,081 55,789 11,971	-0- -0- -0-	70,452 101,594 52,990	20,837 25,259 7,163	398,370 431,642 301,124

Michael S. Keim, Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2013	240,000	-0-	-0-	-0-	299,500	7,403	546,903

Duane J. Brobst, Executive Vice President and Chief Risk Officer of the Corporation and of the Bank	2013 2012 2011	189,000 185,000 180,000	-0- -0- -0-	24,741 35,145 12,476	-0- -0- -0-	37,389 57,040 36,009	11,803 14,155 6,150	262,933 291,340 234,635

(a)	The intrinsic value of stock awards that vested during the year based on the market value of the common stock underlying such awards on the vesting date.
(b)	The intrinsic value of stock options exercised during the year based on the difference between the market value of the common stock and the exercise price of such options on the exercise date.
(c)	The non-equity incentives paid during the year (awards for a given year are usually paid during the first quarter of the following year). Mr. Keim’s award paid in 2013 was based on his 2012 performance plan as Senior Vice President of Mortgage Banking.
(d)	Other compensation differs from the Summary of Compensation Table due to amounts contributed by the Corporation as Deferred Salary Savings Plan (401(k)) matches and premiums on life and disability insurance, which are benefits provided to all employees.

The following tables set forth for the fiscal years ending December 31, 2013, 2012 and 2011, the compensation which the Corporation and its subsidiaries’ principal executive officer, principal financial officer and three other named executive officers earned. These tables should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (a)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings (b)	All Other Compensation (c)	Total
William S. Aichele, Chairman and CEO of the Corporation and Chairman of the Bank	2013 2012 2011	$475,000 475,000 460,000	$-0- -0- -0-	$222,589 271,127 221,320	$47,907 39,243 51,468	$245,096 191,996 320,285	$450,195 656,544 484,488	$73,558 84,460 40,479	$1,514,345 1,718,370 1,578,040

K. Leon Moyer, Vice Chairman of the Corporation and President and CEO of the Bank	2013 2012 2011	325,000 310,000 300,000	-0- -0- -0-	145,068 166,794 144,896	37,260 30,522 40,031	134,158 100,242 167,105	203,926 534,258 393,392	42,448 51,441 21,496	887,860 1,193,257 1,066,920

Jeffrey M. Schweitzer, CPA, President and COO of the Corporation and Senior Executive Vice President of the Bank	2013 2012 2011	320,000 275,000 245,000	-0- -0- -0-	111,940 72,490 67,623	37,260 19,621 25,734	132,094 77,809 119,411	2,302 31,845 15,359	28,677 25,555 9,739	632,273 502,320 482,866

Kenneth D. Hochstetler, Senior Executive Vice President of the Corporation; and President of Wealth Management of the Bank	2013 2012 2011	259,000 249,000 229,000	-0- -0- -0-	98,511 106,292 91,110	23,953 19,621 25,734	103,423 70,452 101,594	(13,927 65,269 61,807)	30,344 33,597 15,184	501,304 544,231 524,429

Michael S. Keim, Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2013	240,000	-0-	37,980	10,646	61,919	4,728	15,499	370,772

Duane J. Brobst, Executive Vice President and Chief Risk Officer of the Corporation and of the Bank	2013 2012 2011	189,000 185,000 180,000	-0- -0- -0-	37,980 33,300 38,779	10,646 8,721 11,437	48,762 37,389 57,040	(9,089 67,722 55,471)	17,172 19,504 10,905	294,471 351,636 353,632

(a)	Represents the fair value for all stock options granted during 2013, 2012 and 2011, respectively. Assumptions used in calculating the fair value on these stock options are set forth in Note 11 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2013.
(b)	Change in Pension Value and Non-qualified Deferred Compensation Earnings was primarily due to an average increase in the Citicorp Pension Liability yields used of approximately 89 basis points.

(c)	Includes Deferred Salary Savings Plan (401(k)) company matching contributions, dividends on unvested restricted stock awards, life insurance premiums, imputed income on split dollar life insurance plans, expense allowance, personal tax preparation services, service awards, and country club membership dues. Mr. Aichele’s 2012 balance includes $39,750 and Mr. Moyer’s 2012 balance included $25,477 in dividends received on unvested restricted stock awards. No individual item in 2013 or 2011 exceeded $25,000.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option and Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William S. Aichele	1/31/13 2/07/13	N/A	N/A	N/A	N/A	N/A	N/A	7,500 5,853	(b) (c)	9,000 -0-	$16.88 N/A	$174,506 95,989
K. Leon Moyer	1/31/13 2/07/13	$53,600	$134,000	$201,000	N/A	N/A	N/A	5,625 3,056	(b) (c)	7,000 -0-	16.88 N/A	132,210 50,118
Jeffrey M. Schweitzer	1/31/13 2/07/13	90,000	225,000	337,500	N/A	N/A	N/A	5,625 1,036	(b) (c)	7,000 -0-	16.88 N/A	132,210 16,990
Kenneth D. Hochstetler	1/31/13 2/07/13	37,520	93,800	140,700	N/A	N/A	N/A	3,750 2,147	(b) (c)	4,500 -0-	16.88 N/A	87,253 35,211
Michael S. Keim	1/31/13	27,000	67,500	101,250	N/A	N/A	N/A	2,250	(b)	2,000	16.88	48,626
Duane J. Brobst	1/31/13	20,000	50,000	75,000	N/A	N/A	N/A	2,250	(b)	2,000	16.88	48,626

(a)	The named executive officers may elect to receive up to 50% of their annual incentive compensation (listed under “Estimated Possible Future Payouts Under Non-equity Incentive Plan Awards”) in the form of the Corporation’s stock which will be matched by the Corporation in the form of a restricted stock grant which will vest ratably over a five-year period. For presentation purposes, it is assumed that the named executive officers will not make the 50% election.
(b)	These are performance-based awards which will vest based upon the Corporation’s performance against its peers over the next three years. Actual shares that vest may change from the above table based on performance. Dividends are paid on the shares but must be invested in the dividend reinvestment plan and are not eligible for cash payout. The shares granted are eligible for voting.
(c)	The named executive officers elected to receive up to 50% of their 2012 annual incentive compensation in the form of the Corporation’s stock which was matched by the Corporation in the form of a restricted stock grant which will vest ratably over a five-year period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards (a)						Stock Awards
	Option Award Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exercis- able	Number of Securities Under- lying Unexer- cised Options (#) Unexercis- able	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Un- earned Shares, Units or Other Rights that have not Vested ($)
William S. Aichele (a)	12/31/05 12/31/07 1/31/11 1/31/12 1/31/13	15,000 27,000 3,000 -0- -0-	-0- -0- -0- -0- -0-	-0- -0- 6,000 9,000 9,000	$24.27 21.11 17.24 14.80 16.88	12/30/15 12/31/17 1/31/21 1/31/22 1/31/23	2/02/09 1/31/11 2/10/11 1/31/12 2/09/12 1/31/13 2/07/13	461 7,500 3,121 7,500 7,932 7,500 5,853	$9,533 155,100 64,542 155,100 164,034 155,100 121,040	-0- -0- -0- -0- -0- -0- -0-	$-0- -0- -0- -0- -0- -0- -0-
K. Leon Moyer (a)	12/31/05 12/31/07 1/31/09 1/31/11 1/31/12 1/31/13	7,500 13,500 3,333 2,334 -0- -0-	-0- -0- -0- -0- -0- -0-	-0- -0- 1,667 4,666 7,000 7,000	24.27 21.11 22.90 17.24 14.80 16.88	12/30/15 12/31/17 1/31/19 1/31/21 1/31/22 1/31/23	2/02/09 1/31/11 2/10/11 1/31/12 2/09/12 1/31/13 2/07/13	233 5,625 1,626 5,625 4,139 5,625 3,056	4,818 116,325 33,626 116,325 85,595 116,325 63,198	-0- -0- -0- -0- -0- -0- -0-	-0- -0- -0- -0- -0- -0- -0-
Jeffrey M. Schweitzer	12/31/07 1/31/11 1/31/12 1/31/13	6,000 1,500 -0- -0-	-0- -0- -0- -0-	-0- 3,000 4,500 7,000	21.11 17.24 14.80 16.88	12/31/17 1/31/21 1/31/22 1/31/23	2/02/09 1/31/11 2/10/11 1/31/12 2/09/12 1/31/13 2/07/13	66 3,750 102 3,750 842 5,625 1,036	1,365 77,550 2,109 77,550 17,413 116,325 21,424	-0- -0- -0- -0- -0- -0- -0-	-0- -0- -0- -0- -0- -0- -0-
Kenneth D. Hochstetler	12/31/05 12/31/07 1/31/09 1/31/11 1/31/12 1/31/13	3,000 6,000 4,167 1,500 -0- -0-	-0- -0- -0- -0- -0- -0-	-0- -0- 833 3,000 4,500 4,500	24.27 21.11 22.90 17.24 14.80 16.88	12/30/15 12/31/17 1/31/19 1/31/21 1/31/22 1/31/23	2/02/09 1/31/11 2/10/11 1/31/12 2/09/12 1/31/13 2/07/13	125 3,750 898 3,750 2,516 3,750 2,147	2,585 77,550 18,571 77,550 52,031 77,550 44,400	-0- -0- -0- -0- -0- -0- -0-	-0- -0- -0- -0- -0- -0- -0-
Michael S. Keim	1/31/10 1/31/11 1/31/12 1/31/13	1,000 500 -0- -0-	-0- -0- -0- -0-	500 1,000 1,500 2,000	17.58 17.24 14.80 16.88	1/31/20 1/31/21 1/31/22 1/31/23	1/31/13	2,250	46,530	-0- -0- -0- -0-	-0- -0- -0- -0-
Duane J. Brobst	12/30/05 12/31/07 1/31/11 1/31/12 1/31/13	3,000 6,000 667 -0- -0-	-0- -0- -0- -0- -0-	-0- -0- 1,333 2,000 2,000	24.27 21.11 17.24 14.80 16.88	12/30/15 12/31/17 1/31/21 1/31/22 1/31/23	2/02/09 1/31/11 1/31/12 1/31/13	88 2,250 2,250 2,250	1,820 46,530 46,530 46,530	-0- -0- -0- -0- -0-	-0- -0- -0- -0- -0-

(a)	Includes both non-qualified and incentive stock options.

OPTIONS AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
12/30/2005	33.3334% Vested in 2007; 33.3333% Vested in 2008; and 33.3333% Vested in 2009
12/31/2007	33.3334% Vested in 2009; 33.3333% Vested in 2010; and 33.3333% Vested in 2011
1/31/2009 1/31/2010	33.3334% Vested in 2011; 33.3333% Vested in 2012; and 33.3333% Vested in 2013 33.3334% Vested in 2012; 33.3333% Vested in 2013; and 33.3333% Vests in 2014
1/31/2011	33.3334% Vested in 2013; 33.3333% Vests in 2014; and 33.3333% Vests in 2015
1/31/2012 1/31/2013	33.3334% Vests in 2014; 33.3333% Vests in 2015; and 33.3333% Vests in 2016 33.3334% Vests in 2015; 33.3333% Vests in 2016; and 33.3333% Vests in 2017

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
2/02/2009	20% Vested in 2010; 20% Vested in 2011; 20% Vested in 2012; 20% Vested in 2013; and 20% Vests in 2014
1/31/2011	100% or less vests on 2/15/2014 based on the Corporation’s performance against its peers
2/10/2011	20% Vested in 2012; 20% Vested in 2013; 20% Vests in 2014; 20% Vests in 2015; and 20% Vests in 2016
1/31/2012	100% or less vests on 2/15/2015 based on the Corporation’s performance against its peers
2/09/2012	20% Vested in 2013; 20% Vests in 2014; 20% Vests in 2015; 20% Vests in 2016; and 20% Vests in 2017
1/31/2013	100% or less vests on 2/15/2016 based on the Corporation’s performance against its peers
2/07/2013	20% Vests in 2014; 20% Vests in 2015; 20% Vests in 2016; 20% Vests in 2017; and 20% Vests in 2018

OPTIONS EXERCISED AND STOCK VESTING TABLE

Name	Options Awards (a)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized (b) on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William S. Aichele	-0-	$-0-	9,263	$155,412
K. Leon Moyer	-0-	-0-	5,080	85,170
Jeffrey M. Schweitzer	-0-	-0-	1,788	30,025
Kenneth D. Hochstetler	-0-	-0-	2,870	48,081
Michael S. Keim	-0-	-0-	-0-	-0-
Duane J. Brobst	-0-	-0-	1,472	24,741

(a)	The Corporation has a stock-for-stock-option exchange (or cashless exercise) program in place, whereby optionees can exchange the value of the spread of in-the-money options for Corporation stock having an equivalent value. This brokerage-assisted exchange allows the executives to exercise their options on a net basis without having to pay the exercise price or related expense in cash. However, it will result in the executives acquiring fewer shares than the number of options exercised.
(b)	“Value Realized” is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date. Fair Market Value is the closing price of the Corporation’s common stock as reported by the NASDAQ Stock Market.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
William S. Aichele	Defined Benefit Pension Plan	42.05	$1,463,509	$-0-
	Supplemental Retirement Plan	42.05	1,430,505	-0-
	Supplemental Non-Qualified Pension Plan	—	1,230,181	-0-
K. Leon Moyer	Defined Benefit Pension Plan	42.95	1,403,897	-0-
	Supplemental Retirement Plan	42.95	392,715	-0-
	Supplemental Non-Qualified Pension Plan	—	1,356,794	-0-
Jeffrey M. Schweitzer	Defined Benefit Pension Plan	6.25	49,506	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A
Kenneth D. Hochstetler	Defined Benefit Pension Plan	22.00	265,086	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A
Duane J. Brobst	Defined Benefit Pension Plan	21.61	383,394	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A
Michael S. Keim	Defined Benefit Pension Plan	5.00	18,000	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A

(a)	Univest’s pension plans are described in the Compensation Discussion and Analysis under the heading “Post-Retirement Plans.” Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 10 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2013.

NONQUALIFIED DEFERRED COMPENSATION

Univest does not currently have any non-qualified contributory deferred compensation plans available to the named executive officers.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Certain triggering events could potentially affect the amounts of compensation reported in the above tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation. None of the named executive officers in the previous tables above has an individual change in control or employment agreement, but provisions for these triggering events are addressed within the 2003 Long-Term Incentive Plan, the 2013 Long-term Incentive Plan, the Defined Benefit Pension Plan (DBPP), the Supplemental Retirement Plan (SERP) and the Supplemental Non-Qualified Pension Plan (SNQPP).

2003 and 2013 Long-term Incentive Plans

Upon a change in control, stock options and restricted stock awards which have been held for at least six months shall become fully vested. Upon retirement, early-retirement or termination by reason of disability, the Compensation Committee may elect to accelerate the vesting period to allow all stock options to become fully vested and exercisable up to a period of two years after the date of such retirement, early-retirement or disability date and may elect to accelerate the vesting period of all restricted stock awards. Upon termination by death, the Compensation Committee may elect to accelerate the vesting period to allow all stock option awards to become fully vested, and exercisable by the legal representative of such employee’s estate or legatee of such employee’s will for a period of one year from the date of death and may elect to accelerate the vesting period of all restricted stock awards. There are no acceleration provisions for the willful termination of employment or termination of employment for cause. Upon the willful termination of employment, the optionee would have the lesser of three-months or the remaining term to exercise any vested stock options. Upon termination of employment for cause, all vested and unvested stock options will immediately terminate.

The following table demonstrates the impact under different triggering events if such event occurred on December 31, 2013:

Name		Option Awards				Restricted Stock Awards
	Triggering Event	Number of Options that could be Accelerated and Become Exercisable (#)	Average Option Exercise Price of Accelerated Options ($)	Aggregate Intrinsic Value of Accelerated Options ($)	Expiration Date	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($)
William S. Aichele	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	24,000 24,000 24,000	$16.19 16.19 16.19	$107,790 107,790 107,790	12/31/15 12/31/14 3/31/14	39,867 39,867 39,867	$824,449 824,449 824,449
K. Leon Moyer	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	20,333 20,333 20,333	16.74 16.74 16.74	83,834 83,834 83,834	12/31/15 12/31/14 3/31/14	25,929 25,929 25,929	536,212 536,212 536,212
Jeffrey M. Schweitzer	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	14,500 14,500 14,500	16.31 16.31 16.31	63,395 63,395 63,395	12/31/15 12/31/14 3/31/14	15,171 15,171 15,171	313,736 313,736 313,736
Kenneth D. Hochstetler	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	12,833 12,833 12,833	16.62 16.62 16.62	53,895 53,895 53,895	12/31/15 12/31/14 3/31/14	16,936 16,936 16,936	350,237 350,237 350,237
Michael S. Keim	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	5,000 5,000 5,000	16.40 16.40 16.40	21,415 21,415 21,415	12/31/15 12/31/14 3/31/14	2,250 2,250 2,250	46,530 46,530 46,530
Duane J. Brobst	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	5,333 5,333 5,333	16.19 16.19 16.19	23,952 23,952 23,952	12/31/15 12/31/14 3/31/14	6,838 6,838 6,838	141,410 141,410 141,410

Defined Benefit Pension Plan (DBPP)

Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to the participant’s normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. Prior to the cash balance plan conversion, the early retirement benefit is based on credited service and average earnings at early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. Benefits are reduced from that retirement date by 1/15th per year for the first five years and 1/30th per year thereafter to age 55. A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death. None of the triggering events would impact the vested balance of a named executive officer’s benefit under the DBPP.

Supplemental Retirement Plan (SERP)

Under a change in control, no termination of the SERP shall directly or indirectly deprive any current or former participant or surviving spouse of all or any portion of the SERP benefit which has commenced prior to the effective date of such change in control. None of the triggering events would impact the vested balance of a named executive officer’s benefit under the SERP.

Supplemental Non-Qualified Pension Plan (SNQPP)

Upon a change in control where Univest is not the surviving company, the SNQPP is not automatically terminated and the obligations under the SNQPP become the obligations of the surviving company. Upon a change in control or death of the covered employee prior to their retirement date, the covered employee, or employee’s designated beneficiary is entitled to a lump sum benefit equal to the present value of the employee’s accrued balance using the ten-year Treasury yield. The “accrued balance” is the projected lump sum of the employee’s retirement benefit payable upon the employee’s attainment of age 65. Upon early-retirement, which is obtainable at the age of sixty, the employee is entitled to the accrual balance payable over fifteen years, adjusted annually thereafter by a percentage of the change in the Consumer Price Index (CPI). Upon termination of employment due to disability, the employee is entitled to the accrual balance payable, commencing at age 65, provided that the amount of the retirement benefit shall be based on the accrual balance on the date of termination due to disability, increased by an interest factor equal to the interest factor used in determining the accrual balance. If an employee terminated due to disability, and a change of control occurs prior to this employee reaching the age of 65, the employee is entitled to a lump sum benefit equal to the present value of the employee’s accrued balance using the ten-year Treasury yield. The SNQPP contains a non-compete clause under which payments will be forfeited by those covered retirees and employees who compete with Univest. If the employee is terminated for a reason other than death, retirement, early-retirement, disability, or a change in control, the benefits under the SNQPP are forfeited by the employee. The only named executive officers who are participants in the SNQPP are William S. Aichele and K. Leon Moyer. If at December 31, 2013, either of these participants’ employment was terminated for a reason other than death, retirement, early-retirement, disability, or a change in control, the benefits shown in the Pension Benefits table would be forfeited. If a change in control had occurred at December 31, 2013, these participants would benefit from a lump sum payment equal to their present value of accumulated benefit, in the Pension Benefits table above, plus the following amounts: for William S. Aichele, there would be no increase as December 31, 2013 was the effective date of his retirement; and for K. Leon Moyer, $73,929.

DIRECTOR COMPENSATION

The following table illustrates compensation received by non-employee directors and alternate directors not covered in the Summary Compensation Table for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	All Other Compensation ($)	Total ($)
Douglas C. Clemens	$34,900	-0-	-0-	-0-	-0-	-0-	$34,900
R. Lee Delp	53,625	-0-	-0-	-0-	-0-	-0-	53,625
H. Paul Lewis	51,825	-0-	-0-	-0-	-0-	-0-	51,825
William G. Morral	47,825	-0-	-0-	-0-	-0-	-0-	47,825
Thomas Scannapieco	27,900	-0-	-0-	-0-	-0-	-0-	27,900
Mark A. Schlosser	48,600	-0-	-0-	-0-	-0-	-0-	48,600
P. Gregory Shelly	51,050	-0-	-0-	-0-	-0-	-0-	51,050
Margaret K. Zook	31,200	-0-	-0-	-0-	-0-	-0-	31,200

(a)	Includes annual retainer fees, Board meeting fees and other committee fees as described below.
(b)	The accumulated values under the Corporation’s Director Fee Deferral Plan, as described below, were as follows: for Douglas C. Clemens, $135,416; for William G. Morral, $461,289; for P. Gregory Shelly, $208,744; and for Margaret K. Zook, $168,721. There are no pension benefits listed in this table.

Director Fees

For the year ended December 31, 2013, each non-employee Director or Alternate Director was paid an annual retainer fee of $18,000. Additionally, the chair of the Audit Committee receives an additional annual retainer fee of $5,000, the chair of the Compensation Committee receives an additional annual retainer fee of $3,000, and the chair of the Nominating and Governance Committee receives an additional annual retainer fee of $2,000. Each non-employee Director receives a fee of $900 for each Board Meeting of Univest Corporation of Pennsylvania or Univest Bank and Trust Co. which he/she attends. Each non-employee Alternate Director receives a “consultant fee” of $900 for each Board meeting of Univest Corporation of Pennsylvania or Univest Bank and Trust Co. which he/she attends. Only one fee is paid to the Director or Alternate Director if these Boards meet on a concurrent basis. Non-employee Directors or Alternate Directors who attend committee meetings of the Board receive a fee ranging from $275 to $800 for each meeting attended.

For 2014, the Chairman of the board will be paid an annual retainer of $180,000; each non-employee Director or Alternate Director will be paid an annual retainer fee of $18,000. Additionally, the chair of the Audit Committee will receive an additional annual retainer fee of $8,000; the chair of the Compensation Committee, an additional annual retainer fee of $5,000; and the chair of the Nominating and Governance Committee, an additional annual retainer fee of $4,000. Each non-employee Director will receive a fee of $900 for each Board Meeting of Univest Corporation of Pennsylvania or Univest Bank and Trust Co. which he/she attends. Each non-employee Alternate Director will receive a “consultant fee” of $900 for each Board meeting of Univest Corporation of Pennsylvania or Univest Bank and Trust Co. which he/she attends. Only one fee is paid to the Director or Alternate Director if these Boards meet on a concurrent basis. Non-employee Directors or Alternate Directors who attend committee meetings of the Board will receive a fee ranging from $275 to $800 for each meeting attended.

The Corporation offers a Director Fee Deferral Plan under which the directors can voluntarily contribute all or a portion of their director fees. These deferred fees accumulate value either based on the Bank’s average cost of total time deposits and purchased funds or the Corporation’s stock index, as elected by the director. The deferred fees remain the property of the Corporation until it is contractually obligated to pay such fees to the director upon death or after the director’s termination in accordance with the director’s irrevocable election.

Stock-Based Compensation

Under the Univest 2013 Long-Term Incentive Plan, discussed previously, both employees and non-employee directors are eligible to be granted Awards under the Plan.

On January 31, 2014, the Compensation Committee granted restricted stock awards to the following non-employee directors, which will vest 100% on the earlier of January 31, 2016 or upon the mandatory retirement of the non-employee director:

Non-Employee Director	Restricted Stock Awards
William S. Aichele	1,000 shares
Douglas C. Clemens	1,000 shares
R. Lee Delp	1,000 shares
H. Paul Lewis	1,000 shares
William G. Morral	1,000 shares
Thomas Scannapieco	1,000 shares
Mark A. Schlosser	1,000 shares
P. Gregory Shelly	1,000 shares
Margaret K. Zook	1,000 shares

RELATED-PARTY TRANSACTIONS

During 2013, some of the directors and executive officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with the Corporation as customers of the Bank. In management’s opinion, the loans were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the lender; they did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.

These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 and Federal Reserve Board Regulation O. As of December 31, 2013, loans to executive officers, directors, and their affiliates represented 9.9% of total shareholders’ equity in Univest Corporation.

The Corporation’s Audit Committee Charter provides for the review of related party transactions, including the independent status of all Audit Committee members. The Nominating and Governance Committee reviews the independence of directors annually.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee of the Board (Committee) for the fiscal year ended December 31, 2013 was comprised of four independent directors appointed by the Board: R. Lee Delp, William G. Morral, Mark A. Schlosser, and P. Gregory Shelly. Each member of the Committee is independent as defined in the listing standard rules of the NASDAQ Stock Market and applicable SEC regulations.

The Committee’s responsibilities include reviewing and approving corporate goals and objectives, including financial performance and shareholder return, relevant to approving the annual compensation of the Corporation’s CEO, executive officers, and other key management personnel through consultation with management and the Corporation’s independent professional compensation consultants. Recommendations are made to the Board with respect to overall incentive-based compensation plans, including equity based plans, which includes a review of the Corporation’s management development and succession plans. In addition, the Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee directors on the Board. The Committee’s charter is available at the Corporation’s website on the internet; www.univest.net in the “INVESTORS RELATIONS” section under Governance Documents.

No member of the Compensation Committee (i) was, during 2013, or had previously been an officer or employee of the Corporation or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of the Corporation or a business relationship with the Corporation, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Corporation, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Management’s role in the compensation process includes: evaluating employee performance; establishing corporate goals and objectives; and recommending the salary levels and option awards for all employees other than the named-executive officers. The Committee may retain an outside consultant to assist in the evaluation of any individual executive compensation, incentive programs, or any other matter deemed appropriate by the Committee and to provide for the appropriate funding of such consulting or advisory firm. During 2013, the Committee retained Mosteller & Associates to provide comparative data concerning the Corporation’s peer group listed in the Compensation Discussion and Analysis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (Committee) met six (6) times during 2013. The Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2013 with the Corporation’s management.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board that the Corporation’s Compensation Discussion and Analysis be included in this Proxy Statement.

Univest Compensation Committee:

R. Lee Delp, Chairman

William G. Morral

Mark A. Schlosser

P. Gregory Shelly

CORPORATE GOVERNANCE DISCLOSURE

CODE OF CONDUCT

The Corporation has adopted a Code of Conduct for all directors and a Code of Conduct for all officers and employees including the CEO and senior financial officers. It is the responsibility of every Univest director, officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting – they also contain an accountability mechanism that ensures consistent enforcement of the Codes and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Codes of Conduct are available on our website at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for directors or executive officers must be approved by the Board or a committee of the Board and disclosed on Form 8-K within two days. Any waivers would also be posted on our website within two business days. The waiver reporting requirement process was established in 2003, and there have been no waivers.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met one (1) time during the fiscal year ended December 31, 2013. All members of the Committee are independent as defined by the listing standard rules of the NASDAQ Stock Market and applicable SEC Regulations. The primary purpose of the Committee is to identify individuals for nomination as members of the Board and Board committees as appropriate for the Corporation to discharge its duties and operate in an effective manner to further enhance shareholder value.

The Nominating and Governance Committee charter is available for shareholder review on the internet at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation. Members of the Committee at December 31, 2013 were: R. Lee Delp, H. Paul Lewis, Mark A. Schlosser, and P. Gregory Shelly.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the annual meeting of shareholders.

Univest currently has one Alternate Director who is elected annually by the Corporation’s shareholders and serves for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture future directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Directors, by attending board meetings on a regular basis without a vote, stay informed of the activities and conditions of the Corporation and stay abreast of general industry trends and any statutory or regulatory developments. The pace of change in today’s financial industry makes it imperative that the Corporation maintain a fully informed Board. Unlike members of the Board of Directors, the Alternate Directors do not participate in independent director meetings or vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee does not specifically consider diversity of gender or ethnicity in fulfilling its responsibilities to select qualified and appropriate director candidates, instead the Committee will seek to balance the existing skill sets of current board members with the need for other diverse skills and qualities that will complement the Corporation’s strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness. Additionally, all candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability of the individual to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for “independence” established by the NASDAQ Stock Market, and the Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation’s strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors based on the Class of Directors up for nomination in a particular year.

The Corporation believes the individuals below possess the required experience, qualifications and skills to continue as members of the Board of Directors:

William S. Aichele – Mr. Aichele served as the Corporation’s Chief Executive Officer since 1999 until his recent retirement on December 31, 2013 and has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. Aichele serves on numerous non-profit boards in addition to being on the board of a local hospital providing Mr. Aichele the necessary knowledge of the local economy.

Douglas C. Clemens – Mr. Clemens is President of Clemens Food Group an industry leader in pork solutions. As President of Clemens Food Group, Mr. Clemens has significant experience in the food processing industry which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Clemens has extensive knowledge of commodities markets, analyzing financial performance and also strategic planning.

R. Lee Delp – Mr. Delp is Principal of R. L. Delp & Company. Mr. Delp serves on the boards of five other local corporations. Mr. Delp has held senior management positions, including Chief Executive Officer, in companies for over thirty years providing Mr. Delp with significant experience with respect to leadership, marketing and strategic direction. Additionally, Mr. Delp has served on the boards of a number of non-profit organizations over the years.

H. Paul Lewis – Mr. Lewis is a retired Executive Vice President of the Bank and currently is Vice President/Sales Agent for Bucks County Commercial Realty, Inc. Mr. Lewis has over forty years of experience in the commercial banking industry including the roles of President and Chief Executive Officer of a publicly traded bank holding company. In his current position, Mr. Lewis has experience and insight into the local commercial real estate market. In addition, Mr. Lewis serves on a number of local non-profit boards.

William G. Morral, CPA – Mr. Morral is a financial consultant and former Chief Financial Officer of Moyer Packing Company, which provided rendering and other services to the food processing industry. Additionally, Mr. Morral has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral is also the former Executive Director of the North Penn United Way. Mr. Morral has significant experience in the food processing industry which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Morral has significant experience in financial analysis and internal controls.

Thomas Scannapieco – Mr. Scannapieco is the President and CEO of Scannapieco Development Corporation (real estate.) Mr. Scannapieco’s experience as President and CEO of Scannapieco Development provides him with significant knowledge of the local real estate market (both commercial and residential.) He has also served as a member and a past chairman of the New Hope Borough Planning Commission and was a founding board member of New Hope Arts. Mr. Scannapieco currently serves on a number of non-profit boards and committees.

Mark A. Schlosser – Mr. Schlosser is the current treasurer and former president of Schlosser Steel, Inc. (steel manufacturing) and current president of Schlosser Steel Buildings, Inc. Through his roles at Schlosser Steel and Schlosser Steel Buildings, Mr. Schlosser has experience analyzing financial performance, real estate development and asset and property management. Mr. Schlosser is also a former adjunct professor in real estate investment at the University of Denver. Additionally, Mr. Schlosser serves on non-profit boards and the board of a local hospital.

Jeffrey M. Schweitzer – Mr. Schweitzer serves as President and Chief Executive Officer of the Corporation and has over eighteen years of experience in the financial services industry. Mr. Schweitzer formerly served as the Corporation’s Chief Financial Officer since 2007 before his promotion to President and Chief Operating Officer on January 1, 2013 and subsequent to his promotion to Chief Executive Officer on January 1, 2014. Additionally, Mr. Schweitzer serves on non-profit boards in the Corporation’s market providing Mr. Schweitzer the necessary knowledge of the local economy and needs of the community.

P. Gregory Shelly – Mr. Shelly is President of Shellys US LBM LLC (building materials). Mr. Shelly’s experience as President of Shelly Enterprises, Inc. provides him with significant knowledge of the local economy including the housing industry. Additionally, Mr. Shelly has significant experience with respect to financial management and strategic direction. Mr. Shelly serves on non-profit boards and the board of a local hospital.

Margaret K. Zook – Ms. Zook is the Director of Church and Community Relations for Living Branches (retirement communities of Dock Meadows, Souderton Mennonite Homes and Dock Woods) and the current Board Chair of The Penn Foundation (behavioral health services). Ms. Zook provides consulting services for non-profit organizations. Ms. Zook’s experience has provided her with significant knowledge of the non-profit industry and retirement communities which are two areas where the Corporation has a significant number of customers.

The Corporation believes the individual below possesses the required experience, qualifications and skills to continue as Alternate Director:

K. Leon Moyer – Mr. Moyer serves as Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank and has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. Moyer serves on numerous non-profit boards and committees contributing to professional and community organizations throughout the Corporation’s market providing Mr. Moyer with the necessary knowledge of the local economy and needs of the community.

The structure of the Corporation’s Board of Directors consists of: a Chairman of the Board, who was also the Chief Executive Officer of the Corporation in 2013; a Vice Chairman of the Board, who currently is also President and Chief Executive Officer of Univest Bank and Trust Co.; one director who currently is also the President and Chief Executive Officer of the Corporation; and individual directors. The Board of Directors does not currently have a Lead Director. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent directors, with management representation constituting only one of the ten members of the Board of Directors and one Alternate Director position. The Independent Directors of the Board meet separately twice a year without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following Committees: Audit Committee, Compensation Committee, Executive Committee, Enterprise-Wide Risk Management Committee, Investment/Asset & Liability Management Committee, Loan Policy Committee, Nominating and Governance Committee, Community Reinvestment Act Committee, Deferred Salary Savings Plan Committee, Deferred Salary Savings Plan Trustee Committee, Employee Stock Purchase Plan Committee, Payment Systems Risk Committee, Pension Committee, Security Committee and Trust Committee. The active participation in these Committees in addition to the monthly Board of Directors’ meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees to the Board of Directors will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk Management is the cornerstone of banking and integral to the daily operations of the Corporation. The Board of Directors oversees the Risk Management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which consists of eight members of management, including the President and Chief Executive Officer of the Corporation, along with the Chairman of the Corporation and three independent directors of the Board. In addition to this committee, there is also an Enterprise-Wide Risk Management Working Committee, which meets twice a year, consisting of nineteen members of management representing each line of business and area of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings along with the minutes from the Board attended Enterprise- Wide Risk Management Committee are reported to the full Board of Directors. The Enterprise-Wide Risk Management Committee meets four times a year and is chaired by the Chief Risk Officer. The Chief Risk Officer reports directly to the President and Chief Executive Officer of the Corporation and to the Audit Committee, however, the Chief Risk Officer also attends each Board of Directors meeting, Audit Committee meeting, Loan Policy Committee meeting and Investment/Asset Liability Management Committee meeting to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to Enterprise-Wide Risk Management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also has an executive session with the Audit Committee on a quarterly basis.

Shareholder Nominations

Article II, Section 17 of the Corporation’s Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors shall be made by notice, in writing, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors provided, however, that if less than twenty-one (21) days’ notice of the meeting is given shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

a.	The name, age and resident address of each of the proposed nominees;

b.	The principal occupation or employment and business address of each proposed nominee;

c.	The total number of shares of the Corporation that, to the knowledge of the notifying shareholders, will be voted for each of the proposed nominees;

d.	The name and resident address of the notifying shareholder; and

e.	The number of shares owned by the notifying shareholder.

The nomination for a Director who has not previously served as a Director shall be made from and among the then serving Alternate Director(s). Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating Committee of the Board, if there be one, or, if not, by the Secretary of the meeting, and the votes cast for such nominee may be disregarded by the judges of election.

PROPOSALS

Proposal 1 – Election of Directors

The election of three Class III directors each for a three-year term expiring in 2017 and until their successors are elected and qualified.

The nominees for Class III Director are:	Douglas C. Clemens
R. Lee Delp
P. Gregory Shelly

The Board of Directors recommends a vote “FOR” Proposal 1.

Proposal 2 – Election of Alternate Directors

The election of one alternate director for a one-year term expiring in 2015 and until his successor is elected and qualified.

The nominee for Alternate Director is:	K. Leon Moyer

The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 3 – Ratification of KPMG LLP as independent registered public accounting firm for 2014

The Board of Directors recommends a vote “FOR” Proposal 3.

Proposal 4 – An advisory vote to approve named executive officer compensation as presented in this Proxy Statement

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in the Compensation Discussion and Analysis (CD&A) beginning on Page 8 and the compensation tables included in the discussion of Executive Compensation beginning on Page16, including the narrative disclosure thereto.

As stated in the CD&A, our executive compensation program has been designed to attract and retain employees in leadership positions by recognizing their importance in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation’s short-term and long-term goals and growth in shareholder value.

Highlights of our program include:

•	A three-part mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation); with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and group performance factors;

•	Measurement of individual and group performance factors by the Corporation’s Compensation Committee fully considers decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;

•	Assessment of Univest’s executive compensation program by the Corporation’s Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level executives to strategically manage the Corporation; and

•	The requirement that executives acquire substantial levels of ownership of the Corporation’s stock to better align the executives’ interests with those of the shareholders.

As an advisory vote, this proposal is not binding upon us as a corporation. However, our Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers.

Accordingly, we will present the following resolution for vote at the 2014 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in this Proxy Statement.”

The Board of Directors unanimously recommends that you vote “FOR” Proposal 4.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation’s 2015 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania 18964, no later than November 14, 2014.

A shareholder proposal submitted after November 14, 2014, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation’s Proxy Statement for the annual meeting to be held in 2015, but may nevertheless be presented at the annual meeting. Under the Corporation’s bylaws, to present a proposal at the annual meeting in 2015, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2015 Annual Meeting of April 14, 2015, a proposal submitted pursuant to the Corporation’s bylaws must be received at the principal executive offices no later than December 15, 2014.

OTHER BUSINESS

The Board and Management do not intend to present any business at the meeting other than as stated above. They know of no other business which may be presented to the meeting. If any matter other than those included in this Proxy Statement is presented to the meeting, the person named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to the call for a vote.

By Order of the Board of Directors
Souderton, Pennsylvania
March 14, 2014
WILLIAM S. AICHELE, Chairman

KAREN E. TEJKL, Secretary

UNIVEST CORPORATION OF PENNSYLVANIA C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M66037-P46699                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

UNIVEST CORPORATION OF PENNSYLVANIA				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
UNIVEST’S BOARD OF DIRECTORS RECOMMEND
A VOTE “FOR” ITEMS 1 AND 2.
				☐	☐	☐
1.	Election of Three Class Three Directors

	01)	Douglas C. Clemens
	02)	R. Lee Delp
	03)	P. Gregory Shelly
2.	Election of One Alternate Director

	04)	K. Leon Moyer

UNIVEST’S BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 3 AND 4.									For	Against	Abstain

3.	Ratification of KPMG LLP as our independent registered public accounting firm for 2014								☐	☐	☐
4.	Approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement								☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

UNIVEST CORPORATION OF PENNSYLVANIA

14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania, 18964

REVOCABLE PROXY

ANNUAL MEETING OF SHAREHOLDERS - APRIL 15, 2014

The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 15, 2014 at the Univest Building, 14 North Main Street, Souderton, Pennsylvania, at 10:45 a.m.

IF YOU ARE CHOOSING TO VOTE BY MAIL, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M66038-P46699

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

OF UNIVEST CORPORATION OF PENNSYLVANIA

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 15, 2014.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 14, 2014, hereby appoints Karen E. Tejkl, Secretary, proxy, with full power of substitution, to represent the undersigned and to vote all of the shares of the Common Stock of Univest Corporation of Pennsylvania, (the “Corporation”) that the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of Shareholders of the Corporation, or any adjournment thereof, as directed on the reverse side and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 15, 2014.

The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director (these nominees are Douglas C. Clemens, R. Lee Delp, and P. Gregory Shelly); FOR the election of the nominee for Alternate Director (this nominee is K. Leon Moyer); FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2014; and FOR the approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement.